Exhibit 10.4

SECOND MODIFICATION TO ASSET PURCHASE AGREEMENT

THIS SECOND MODIFICATION TO ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of November 8, 2024 (“Effective Date”), by and among HEADGATE III, LLC, a Colorado limited liability company, or its assigns (“Headgate”), GREEN MAN COLORADO, LLC, a Colorado limited liability company (“Green Man”) TREES Corporation, a Colorado corporation (“Trees”). Headgate, Green Man and Trees are sometimes referred to individually as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, on October 28, 2022 Trees through its subsidiary Green Man entered into an Asset Purchase Agreement (“APA”) with GMC, LLC, a Colorado limited liability company (“GMC”) and its subsidiaries for the acquisition of licenses to legally sell recreational marijuana in Colorado; as amended pursuant to the Modification to Asset Purchase Agreement dated as of December 6, 2023 (“APA First Modification”).

WHEREAS, Article II, subsection 2.2 (b) (iii) of the APA (the “Payment”) states: “An amount equal to $83,333.33 per month commencing on the 12-month anniversary of the Closing and continuing each month thereafter for a total of 18 months, for a total additional consideration of $1,500,000.”

WHEREAS, on November 23, 2022 Green Man entered into a commercial lease agreement with Headgate for the property commonly known as 7289 East Hampden Avenue, Denver, CO 80224 (the “Lease”)

WHEREAS, contemporaneously with this Agreement Green Man and Headgate are modifying the Lease with a Modification to First Amendment to Commercial Lease Agreement. (“Modification Amendment”)

WHEREAS, on December 8, 2022 Headgate and GMC entered into a Settlement Agreement and Mutual Release (“Settlement Agreement”).

WHEREAS, as a part of the Settlement Agreement, (see, Section 3, subsection 3.2, (iii)) Headgate in part was assigned the Payment by GMC along with its rights to the Payment.

WHEREAS, Trees acknowledges that Headgate is the beneficiary of the Payment in the APA.

WHEREAS, The Parties entered into a modification of the Payment on December 6, 2023.

WHEREAS, Trees wishes to make a second modification to the Payment and Headgate is willing to modify the Payment.

NOW THEREFORE, the Parties agree as follows:

Agreement

1.	No Impact on the Parties’ Other Rights or Obligations. Apart from modifying the Payment described above, this Agreement shall have no other impact on the preexisting rights or obligations of the Parties as set forth in the APA or Settlement Agreement, as amended or as otherwise.

2.	Payment. Trees wishes to make a onetime payment (“Lump Sum Payment”), that would satisfy the Payment described above. Headgate, in consideration of receiving the Lump Sum Payment rather than payments pursuant to the existing payment schedule, is willing to provide an additional discount of the Payment to Trees notwithstanding the discount specified in the APA First Modification. Therefore, the Parties agree to a Lump Sum Payment equal to $802,500.00. The Lump Sum Payment shall be made to Headgate no later than 4 p.m. MST, November 8, 2024. Upon payment of the Lump Sum Payment, Trees shall have satisfied in full their obligation under the Payment, and neither Trees, Green Man nor any of their respective affiliates, directors, officers, employees or agents shall have any further liability to Headgate or any affiliate thereof under the APA, or First Modification.

3.	Default.

a.	If Trees fails, to make the Lump Sum Payment by 4 p.m. MST November 8, 2024, then Trees shall have the option to pay the Lump Sum Payment by 4 p.m. November 12, 2024. If Trees makes the Lump Sum Payment between the original deadline and the November 12 deadline, then Trees shall also include an inconvenience fee of $20,000.00 in addition to the Lump Sum Payment. If Trees Fails to make the Lump Sum Payment in accordance with the time frames above or fails to make the inconvenience fee in accordance with the schedule above, this Agreement shall be null and void and shall have no effect on any previous agreements.

4.	Independent Legal Advice. The Parties have received, or have had the opportunity to receive, independent legal advice regarding the terms and conditions of this Agreement, as well the advisability of entering into and executing this Agreement, and the Parties are fully informed as to its contents.

5.	Entire Agreement. This Agreement constitutes the full and complete understanding of the Parties with respect to the subject matter contained in the Agreement. No addition, deletion or amendment of this Agreement shall have any force or effect, except as mutually agreed to in a writing signed by all Parties to this Agreement. The Parties acknowledge that no promise, inducement or agreement not expressed herein has been made, and that the terms of this Agreement are contractual and not a mere recital.

6.	No Construction against Drafter. All Parties have negotiated and cooperated in the drafting and preparation of this Agreement. Hence, this Agreement shall not be construed against any party.

7.	Counterparts. This Agreement may be executed in multiple copies and/or counterparts, each of which shall be deemed the original and which when taken together shall be considered to be one binding original document. Facsimile or other electronic means of disseminating signatures on this Agreement shall be treated as original signatures.

8.	Choice of Law; Venue. This Agreement shall be construed, interpreted, and enforced in accordance with the laws of the State of Colorado, without regard to conflicts or choice-of-law principles. Any dispute regarding this Agreement shall be litigated in the courts of the State of Colorado.

9.	Notice. Any notice required by this Agreement shall be provided via email at the email address set forth below, with a copy provided via hand delivery or sent via overnight mail (unless the receiving party as sooner confirmed receipt of the notification sent via email).

If to Headgate:

Att. Chris Shopneck

155 Madison St.

Denver, CO 80206

Pinetreefinancialpartners@gmail.com

If to Trees:

Att. David R. Fishkin, General Counsel

215 Union Boulevard, Suite 415

Lakewood, Colorado 80228

dfishkin@treescann.com

10.	If Any Portion Not Enforceable. If any portion or term of this Agreement is held unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected and shall remain fully in force and enforceable.

[Signature page follows immediately]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

HEADGATE III, LLC	Trees Corporation
a Colorado limited liability company	a Colorado corporation

By: Singletree Financial Partners, LLC	By:
a Colorado limited liability company		Adam Hershey

Managing Member of HEADGATE III, LLC	Interim CEO

GREEN MAN COLORADO, LLC

a Colorado limited liability company

By:		By:
	William Andrew Shopneck		Adam Hershey, Interim CEO
Managing Member of

Singletree Financial Partners, LLC

By:
Christopher Clark Shopneck
Managing Member of
Singletree Financial Partners, LLC